Exhibit (j)(1)



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------



We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 55 to the registration statement on Form N-1A ("Registration Statement") of our report dated July 29, 2004 to the financial statements and financial highlights which appear in the May 31, 2004 Annual Report to Shareholders of Scudder High Yield Tax Free Fund (a series of Scudder Municipal Trust), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings and "Independent Registered Public Accounting Firm and Reports to Shareholders", "Financial Highlights" and "Financial Statements" in such Registration Statement.



/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
September 28, 2004